Exhibit 10.2

October 22, 2013

Daniel J Brennan

95 Thornton Road

Needham, MA 02492

Dear Dan,

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to Michael Mahoney, President and Chief Executive Officer, effective January 1, 2014.  As part of this offer, you will become a member of Boston Scientific’s Executive Committee.  The terms and conditions of your offer are as follows:

BASE SALARY

Base salary for this position will be $17,307.70 currently payable bi-weekly (less withholding for taxes and other applicable deductions), equivalent to $450,000.20 on an annualized basis.  Your performance and compensation would generally be reviewed on an annual basis during the normal executive review process.  The Boston Scientific performance year currently runs from January 1st through December 31st of each year. Your 2014 performance and base salary will be reviewed during the normal executive review process expected to commence in the first quarter of 2015.

ANNUAL BONUS PLAN

You will continue to be eligible to participate in the Boston Scientific Corporation Annual Bonus Plan subject to and in accordance with its terms. The Annual Bonus Plan provides employees with the opportunity for a variable financial incentive in recognition of performance in a given performance year.  Starting with the 2014 Annual Bonus Plan, your annual target incentive will be 70% of base salary.  Your actual award will be based on your achievement of individual goals and the company’s achievement of corporate/business performance goals.  Under the current plan, you would have to be an active employee on the date of payment to receive any award pay-out under the plan.

DEFERRED BONUS PROGRAM

You will continue to be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan subject to and in accordance with its terms.  This plan allows eligible employees to save additional tax-deferred money for the future by deferring a portion of their annual bonus awarded under the Annual Bonus Plan. Specifically, under the plan, on an annual basis, you would be able to elect to defer up to 75% of the Annual Bonus Plan bonus awarded to you starting with 2014 or any subsequent year.

ANNUAL AND PROMOTIONAL EQUITY:

During the normal executive performance and compensation review process expected to occur in the first quarter of 2014, management will recommend an annual equity incentive award, inclusive of a promotional equity award, having a total value of $1,500,000.00 on the date of grant per Boston Scientific’s Long Term Incentive Program.  The effective date of grant would be the date that the 2014 annual equity incentive awards are made to other senior executives of Boston Scientific.  The current program provides for a mix of performance shares, non-qualified stock options, and deferred stock units.

Total Shareholder Return Performance Share Program (TSR PSP) Award:  A TSR PSP award reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), subject to certain performance, eligibility and other conditions, and will fully vest at the end of a three year period beginning on the effective date of the grant.  The target number of Performance Share Units

(PSU) to be awarded to you will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The actual number of shares delivered to you at the end of the vesting period will be based on Boston Scientific’s stock performance over the three year period as compared to the S&P HealthCare Index and may be earned at less than, at or greater than the target number of  PSUs awarded.  The TSR PSP award will be subject to the provisions of the Boston Scientific 2011 Long Term Incentive Plan (2011 LTIP), the TSR PSP and the PSU Award Agreement and be provided with the standard vesting provisions.

Free Cash Flow Performance Share Program (FCF PSP) Award:  A FCF PSP award reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), subject to certain performance, eligibility and other conditions, and will fully vest at the end of a three year period beginning on the effective date of the grant.  The target number of Performance Share Units (PSU) to be awarded to you will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The actual number of shares delivered to you at the end of the vesting period will be based on Boston Scientific’s Free Cash Flow performance against plan in 2014 and may be earned at less than, at or greater than the target number of PSUs awarded. The FCF PSP award will be subject to the provisions of the Boston Scientific 2011 Long Term Incentive Plan (2011 LTIP), the FCF PSP and the PSU Award Agreement and be provided with the standard vesting provisions.

DSU Award:  An award of Deferred Stock Units (DSUs) reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued in five equal annual increments beginning on the first anniversary of the date of the grant.  The DSU award will be subject to the provisions of the Boston Scientific 2011 Long Term Incentive Plan (2011 LTIP) the DSU Award Agreement and be provided with the standard vesting provisions.

Non-Qualified Stock Options:  A stock option grant provides an opportunity to purchase shares of Boston Scientific common stock at the exercise price.  The number of stock options granted to you would be calculated using a Black Scholes calculation of the value of the options on the effective date of grant.  The exercise price would be equal to the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant.  The stock option grant would vest in four equal annual installments beginning on the first anniversary of the date of grant and would expire on the 10th anniversary of the grant date.  The stock option award will be subject to the provisions of the Boston Scientific 2011 Long Term Incentive Plan (2011 LTIP) the Non-Qualified Stock Option Award Agreement and be provided with the standard vesting provisions.

Thereafter, you would continue to be eligible for consideration for an annual equity incentive award subject to and in accordance with the terms of Boston Scientific’s Long Term Incentive Program during the normal executive review process.  An award would depend on both company and individual performance. The target value for your level is evaluated annually by the Compensation Committee of the Boston Scientific Board of Directors.

BENEFITS

You will continue to be eligible for Boston Scientific’s current U.S. benefit programs subject to and in accordance with its terms. Please understand that the company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward benefits.

EXECUTIVE RETIREMENT PLAN

As an Executive Committee Member, if you were to “Retire” from Boston Scientific (as that term is defined in our Executive Retirement Plan), you may be eligible to receive certain benefits provided under that plan subject to and in accordance with its terms. A copy of Boston Scientific’s Executive Retirement Plan is attached for your information.

CHANGE IN CONTROL AGREEMENT

As an Executive Committee Member, Boston Scientific will provide you an executive-level Change in Control agreement. In general, the Change in Control agreement would entitle you to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if, following a change in control of Boston Scientific, either your employment is terminated other than for “cause” or you resign for “good reason” (each as defined in the Change in Control agreement) all subject to and in accordance with the agreement. A copy of this agreement would be distributed to you in your first week of your new role.

EMPLOYMENT AT WILL

You will remain an “at will” employee of Boston Scientific.  This means that you will be free to resign at any time.  Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice.  Acceptance of this offer acknowledges your understanding and acceptance of the “at will” nature of your employment.

ACCEPTANCE

This offer letter is contingent upon the following:

• An acceptance date of no later than October 23, 2013;

• Your immediate signing of the 2013 Agreement Concerning Employment.

Dan, we believe this opportunity to be a mutually-rewarding one and look forward to your contributions and continued success with Boston Scientific.

Sincerely,

Michael Mahoney

President and Chief Executive Officer

Agreed to and Accepted by:		Date:
Daniel J Brennan

Enclosures

Agreement Concerning Employment

The Boston Scientific Corporation Executive Retirement Plan